 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 14, 2024

Date of Report (Date of earliest event reported)

SolarWindow Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-127953

(Commission File Number)

59-3509694

(I.R.S. Employer Identification No.)

9375 E. Shea Blvd., Suite 107-B, Scottsdale, AZ 85260

(Address of principal executive offices)

(800) 213-0689

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2024, the Board of Directors (the "Board") of SolarWindow Technologies, Inc. (the “Company”) appointed Amit Singh (also known as Amit Singh Dang) as the Company's President and Chief Executive Officer (“CEO”), effective May 1, 2024 (the "Effective Date") and subject to execution of the Offer Letter (as defined below).

Prior to his appointment as the Company's President and CEO, Mr. Singh, Age 43, served as the Company’s vice-president from February 2021 to April 2024, and most recently has been responsible for managing and advancing: the Company’s research and development towards productization; streamlining and aligning intellectual property with business priorities; implementing operating efficiencies to optimize costs; and engagement with research, product development, and manufacturing organizations.

Prior to his appointment, Mr. Singh provided consulting services to SolarWindow through his wholly-owned company, Damaak Group. Damaak provided business development and operations support to the Company’s executive management team, along with patent and trademark analysis and prosecution, business competitive analysis and market intelligence, information technology services, investor and corporate communications, media engagement, and marketing and brand development.

Mr. Singh earned his MBA from the University of Michigan, and received his undergraduate business degree from Wayne State University.

There are no family relationships existing between Mr. Singh and any director or executive officer of the Company. There have been no transactions, and no transactions are currently proposed, in which the Company was or is to be a participant and in which Mr. Singh or any member of his immediate family had or will have any interest, that are required to be disclosed by Item 404(a) of Regulation S-K. In addition, there are no arrangements or understandings between Mr. Singh and any other persons pursuant to which Mr. Singh was appointed to the position of President and CEO. Mr. Singh has provided consulting services through Damaak Group to the Company and other private and public companies, including RenovaCare, Inc.

On May 14, 2024, Mr. Singh executed the employment offer letter provided by the Company (the “Offer Letter”. Pursuant to the terms of Mr. Singh’s at-will offer letter executed by, he will receive an annual base salary of $240,000 which will be payable in accordance with the Company’s normal payroll practices, subject to applicable withholdings. Your Salary will be subject to review and adjustment from time to time by the Board or, if applicable, a Compensation Committee thereof, in its sole discretion.

In addition, the Offer Letter effectuated a grant of a no-statutory stock option (the “Stock Option”) to Mr. Singh pursuant to which to purchase (the “Stock Option”) up to 500,000 shares of the Company’s common stock (the “Option Shares”). The Stock Option will be subject to your execution of the Stock Option Agreement and the terms and conditions of the standard forms of award agreements used by the Company with respect to such awards (collectively, the “Stock Option Agreement”). The Stock Option shall vest as to fifty percent (50%) of the Option Shares on the date of grant as set forth in the Stock Option Agreement (the “Date of Grant”) and as to the balance of the Option Shares on the first-year anniversary of the Date of Grant. The Stock Option shall have an exercise price per Option Share equal to the closing price of the Company’s common stock on the trading immediately preceding the Date of Grant. The Stock Option shall expire 5 years after the Date of Grant, or such earlier date following termination of your employment, as may be provided in the Stock Option Agreement. The Stock Option Agreement shall contain such other terms and conditions as are customarily included in such agreements.

Mr. Singh will be eligible to receive equity awards of stock options or other equity awards (collectively, “Equity Awards”) pursuant to any plans or other arrangements the Company may have in place from time to time. The Board will determine in its sole discretion whether any Equity Awards will be granted any such Equity Awards and the terms of any such award in accordance with the terms of any applicable plan or other arrangement that may be in effect from time to time.

Mr. Singh will be eligible, but not obligated, to participate in the benefit plans and programs established by the Company for its employees from time to time, including the Company’s paid-time-off policy, subject to applicable terms and conditions. The Company reserves the right to modify, amend, suspend, or terminate the benefit plans, programs, arrangements, and policies it offers to its employees at any time. In addition to Company approved paid Federal Holidays, you shall be entitled to take up to twenty (20) Business Days of vacation each calendar year.

To ensure protection of the Company’s proprietary and confidential information Mr. Singh agreed to sign the Company’s standard Employee Proprietary Information and Inventions Agreement as a condition of his appointment and employment. As the Company’s President and CEO.

The Offer Letter may be terminated at any time and for any reason or no reason by either party on 60 days prior written notice.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Section 9

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Offer Letter dated May 14, 2024, between SolarWindow Technologies, Inc. and Amit Singh. Portions of this Exhibit have been omitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on May 20, 2024.

SolarWindow Technologies, Inc.

By:	/s/ Justin Frere
Name:	Justin Frere
Title:	Interim Chief Financial Officer